Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated March 4, 2024, relating to the consolidated financial statements of North Haven Private Income Fund LLC and subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K of North Haven Private Income Fund LLC for the year ended December 31, 2023, and of our report dated March 4, 2024, relating to information of North Haven Private Income Fund LLC set forth under the heading “Senior Securities” appearing in the Form N-14.

We also consent to the reference to us under the headings “Financial Highlights” and “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
New York, NY
January 27, 2025